Exhibit (b)(1)

November 28, 2012

Empeiria Acquisition Corporation

142 West 57th Street, 11th Floor

New York, NY 10019

Attn: Alan B. Menkes

COMMITMENT LETTER

$20 MILLION SECOND PRIORITY SECURED CREDIT FACILITY

Dear Alan:

As we, Elm Park Credit Opportunities Fund, L.P., a Delaware limited partnership (“Elm Park U.S.”) and Elm Park Credit Opportunities Fund (Canada), L.P., an Ontario limited partnership (“Elm Park Canada”; together with Elm Park U.S., collectively, “Elm Park” or “we” or “us”), understand, Empeiria Acquisition Corporation, a Delaware corporation ( “EAC” or “you”) has formed IDE Acquisition Co., LLC (“Newco”) in order to acquire (the “Acquisition”) Integrated Drilling Equipment Company Holdings, Inc., a Delaware corporation (the “Target”) and its subsidiaries. The Acquisition is expected to be accomplished by means of the merger of Newco with Target, with Newco as the survivor of such merger (such successor entity, the “Company”). Elm Park understands that you would like to obtain financing for Newco in order to (a) finance a portion of the consideration payable in connection with the consummation of the Acquisition, (b) refinance certain of the Company’s existing indebtedness in the approximate amount of $3,300,000, (c) finance general corporate purposes of the Company, including acquisitions permitted in accordance with the terms of Annex A-II to the Term Sheet (“Permitted Acquisitions”), and (d) pay fees and expenses associated with the Acquisition and related transactions (the “Transactions”). You have informed Elm Park that the cash sources and uses (the “Sources and Uses”) for the debt and equity financing of the Transactions are as set forth on Annex A hereto (which Sources and Uses assumes that ninety two percent of the Offering Shares (as defined in EAC’s certificate of incorporation, as amended) have been validly tender and not validly withdrawn (a “92% Tender”) prior to the expiration of the self tender offer by EAC occurring in connection with the Acquisition (the “Tender Offer”); provided, that in the event that less than a 92% Tender occurs, the adjustments to the Sources and Uses will be limited to a reduction in the proceeds from the Trust Account (as defined below) used for the redemption of shares in connection with the Tender Offer.

We are pleased to provide you with this commitment letter and the annexes attached hereto (the “Commitment Letter”) and the term sheet and the annexes attached thereto (the “Term Sheet”) which establish the terms and conditions under which Elm Park U.S. severally commits to provide to the Company and Integrated Drilling Equipment, LLC $3,790,000 of a $20,000,000 second priority secured term loan facility (the “Facility”), and Elm Park Canada severally commits to provide to Company and Integrated Drilling Equipment, LLC $16,210,000 of the Facility. The parties acknowledge and agree that the commitments of Elm Park U.S. and Elm Park Canada hereunder are several, and not joint or joint and several, and neither Elm Park U.S. nor Elm Park Canada shall be responsible for the failure of the other to fund its respective commitment. The parties agree that the terms and provisions of the covenants, representations, warranties, events of default and other provisions (to the extent not already addressed in the Term Sheet or this Commitment Letter) will be reasonably acceptable to EAC and Elm Park.

Empeiria Acquisition Corporation

November 28, 2012

Confidentiality

(a)    You agree that this Commitment Letter (including the Term Sheet) is for your confidential use only and that neither its existence, nor the terms hereof or thereof, will be disclosed by you to any person other than your affiliates and your and their respective officers, directors, employees, accountants, attorneys, and other advisors, and then only on a confidential basis. The foregoing notwithstanding, you may (i) provide a copy hereof (including the Term Sheet) to Target (so long as it agrees not to disclose this Commitment Letter (including the Term Sheet) other than to its officers, directors, employees, accountants, attorneys, and other advisors, and then only on a confidential basis), (ii) provide a copy hereof (including the Term Sheet) to the lenders and the agent under the Existing PNC Facility (as such term is defined in the Term Sheet) (the “PNC Lenders”) and their officers, directors, employees, attorneys, and other advisors (who shall be informed of the confidential nature of this Commitment Letter and the Term Sheet), and (iii) following your acceptance of this Commitment Letter in accordance herewith, (A) file or make such other public disclosures of this Commitment Letter (including the Term Sheet) and the fee letter dated the date hereof (the “Fee Letter”) and the terms and conditions hereof and thereof as EAC reasonably determines are necessary in order to comply with applicable securities laws, (B) disclose the terms of the Commitment Letter (including the Term Sheet) and the Fee Letter in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental regulatory authority pursuant to any subpoena or other legal process; provided, that prior to any disclosure under this clause (C) the disclosing party agrees to provide Elm Park with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Elm Park pursuant to the terms of the subpoena or other legal process, (D) disclose the terms of the Commitment Letter (including the Term Sheet) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, and (E) with the prior consent of Elm Park and subject to clause (c) below, publicly disclose the existence of this Commitment Letter and any terms and conditions thereof that are also disclosed pursuant to clause (iii)(A) above in a press release. The restrictions in this paragraph shall cease to apply in respect of the existence and contents of this Commitment Letter (including the Term Sheet) on the earlier of the Closing Date and one year following the date on which this Commitment Letter has been accepted by you.

(b)    Elm Park agrees that material, non-public information regarding you, Newco, the Target, the Company and its subsidiaries, and each of their operations, assets, and existing and contemplated business plans shall be treated by Elm Park in a confidential manner, and shall not be disclosed by Elm Park to persons who are not parties to this Commitment Letter, except: (i) to its officers, directors, employees, attorneys advisors, accountants, auditors, and consultants to Elm Park on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis, (ii) to subsidiaries and affiliates of Elm Park, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this clause (b) and Elm Park shall be responsible for its subsidiaries and affiliates’ compliance with this clause (b), (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide EAC with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to EAC pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by EAC, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide EAC with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to

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November 28, 2012

provide such prior notice to EAC pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Elm Park or its subsidiaries or affiliates), (viii) in connection with any proposed permitted assignment or participation of Elm Park’s interest in the Facility, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this clause (b), and (ix) in connection with any litigation or other adverse proceeding relating to this Commitment Letter and involving parties to this Commitment Letter; provided, that prior to any disclosure to a party other than EAC, Newco, Company, the PNC Lenders, the Lenders (as defined in the Term Sheet), their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than EAC, Newco, Company, the PNC Lenders, the Lenders, and their respective affiliates, the disclosing party agrees to provide EAC with prior notice thereof.

(c)    EAC agrees, on behalf of itself and Newco that neither EAC nor Newco nor any of its subsidiaries will issue any press release or other public disclosure (except as permitted by clauses (a)(iii) and (a)(iv) above in this section entitled “Confidentiality”) using the name of Elm Park, a lender under the Facility, or any of their respective affiliates referring to this Commitment Letter, the Term Sheet, or the Loan Documents without the prior written consent of Elm Park or such lender, and (ii) to the extent that EAC or Newco is required to do so under applicable law (in which event, EAC or Newco will consult with Elm Park, or such lender before issuing such press release or other public disclosure to the extent permitted by applicable law) (such consent not to be unreasonably withheld, conditioned or delayed).

(d)    Anything to the contrary in this Commitment Letter notwithstanding, EAC agrees, on behalf of itself, Newco, and Company, Elm Park and its counsel shall have the right upon the closing and funding of the Facility to provide customary marketing information concerning the Facility to loan syndication and reporting services. You (and you will cause Newco to) hereby further authorize Elm Park and its counsel to download copies of EAC’s and Newco’s logos from their respective websites and use the logos on presentations prepared by Elm Park with respect to the Newco.

Costs and Expenses

In consideration of the issuance of this letter by Elm Park and recognizing that in connection with the Transactions Elm Park has been and will be incurring costs and expenses, you hereby agree to pay or reimburse Elm Park within 10 days of invoice therefor, for all reasonable and documented out-of-pocket costs and expenses of Elm Park incurred in connection with the Facility, any related documentation and any enforcement of its rights and remedies hereunder or under any documentation for the Facility (including, without limitation, fees and disbursements of one primary counsel (and if reasonably necessary one local counsel in any relevant material jurisdiction), search and filing fees, costs and expenses of due diligence, transportation, duplication, messenger, appraisal, audit, syndication, and consultant costs and expenses, in each case, to the extent such costs are reasonable and documented), regardless of whether the Transactions are consummated. You agree that if (a) the Transactions are not consummated prior to December 15, 2012, and (b) you have failed to reimburse Elm Park for any expenses required to be paid pursuant to this Commitment Letter within 10 days of receiving a detailed invoice of such expenses and after application of the Deposit described below to the payment of such expenses (such excess amount, the “Unreimbursed Expenses”), then each of the officers and directors of EAC identified as a “Representative” on the signatures pages hereof (the “Representatives”) agrees, jointly and severally, to pay to Elm Park, the aggregate of all such Unreimbursed Expenses, to the extent that the aggregate amount of all such Unreimbursed Expenses does not exceed $100,000 (it being understood that such obligation to pay such Unreimbursed Expenses is in addition to your obligation to provide to Elm Park the $50,000 Deposit as described below and shall be determined after giving effect to such Deposit and to all other payments made by EAC, Newco, the Company or any of their respective subsidiaries pursuant to the provisions of this letter).

Empeiria Acquisition Corporation

November 28, 2012

Fees and Deposit

You agree to pay to Elm Park, in immediately available funds, an expense deposit in the amount of $50,000 (the “Deposit”), to fund the reimbursement of costs and expenses payable by you pursuant to the preceding paragraph. The Deposit will not be segregated, may be commingled with other funds of Elm Park, and you will not be entitled to receive interest on the Deposit. If (a) EAC declines to continue pursuing the Facility, (b) this Commitment Letter expires by its terms, or (c) the Facility is closed and funded, any unused portion of the Deposit after application of the Deposit to all costs and expenses incurred by Elm Park that are required to be paid by you hereunder, will be returned by Elm Park to EAC.

Indemnification

EAC and Newco each agrees to indemnify, defend, and hold harmless Elm Park, each of its affiliates, and each of their respective officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Person”) as set forth on Annex C hereto. The parties agree that the indemnification (and other) provisions shall be as set forth on Annex C and those provisions are incorporated herein by this reference.

Conditions

The commitment of Elm Park to provide the Facility shall be subject only to (a) the negotiation, execution and delivery of definitive documentation customary for transactions of this type and consistent with the terms and conditions set forth herein and in the Term Sheet (the “Loan Documents”), in form and substance reasonably satisfactory to Elm Park (it being agreed that terms specified in this Commitment Letter (including the Term Sheet) are reasonably satisfactory to Elm Park), (b) since December 31, 2011, there has not occurred any Material Adverse Effect (as such term is defined in that certain Agreement and Plan of Merger dated October 19, 2012 (the “Merger Agreement”), relative to the Acquisition but without giving effect to clause (vii) thereof), (c) the absence of any change, in any material respect, to the Sources and Uses (it being agreed that changes arising from the fact that the Tender Offer results in less than the assumed 92% Tender are not material), and (d) the performance of your obligations set forth herein and in the Term Sheet, and the satisfaction of the conditions set forth in this paragraph, in the paragraphs titled “Information” and “Patriot Act” below, and on Annex B-I hereto; provided, that the failure to provide the information required under the paragraph titled “Patriot Act” below shall not be a condition precedent to the funding of the Facility unless such information has been requested by Elm Park to EAC in writing at least five business days prior to the Closing Date.

Exclusivity and Break-up Fees

On or prior to December 15, 2012, EAC and Newco agree to work exclusively with Elm Park to consummate the second lien debt financing for the Transaction and agree that they will not (a) engage in any discussions with any other lender or funding source regarding a second lien or junior debt financing alternative to the Facility, (b) provide any deposit to any other lender or funding source in connection with a second lien or junior debt financing alternative to the Facility, (c) solicit or accept a proposal or commitment from another lender or funding source in connection with a second lien or junior debt financing alternative to the Facility, or (d) otherwise permit or encourage another person to solicit a second lien or junior debt financing proposal or conduct due diligence in connection with a second lien or

Empeiria Acquisition Corporation

November 28, 2012

junior debt financing alternative to the Facility. You and we each agree to negotiate in good faith to finalize, execute and deliver as promptly as practicable the Loan Documents following the execution and delivery of this Commitment Letter. If you consummate the Transactions without utilizing the Term Loan (as such term is defined in the Term Sheet) for any reason (including without limitation the consummation of the Transactions from the proceeds generated from any public offering consummated by EAC, from any other indebtedness raised by EAC or Newco, or any funds which are held by EAC on hand or in a trust account), then you promptly shall pay to Elm Park a fee of $800,000 (the “Break-Up Fee”) (which amount is in addition to any other amount paid or payable hereunder); provided, that such Break-Up Fee shall not be payable if Elm Park is unwilling or unable to fund the Term Loan at the time of the consummation of the Acquisition as set forth in this Commitment Letter.

Information

In issuing this Commitment Letter, Elm Park is relying on the accuracy of the written information furnished to it by or on behalf of EAC and/or Company and their subsidiaries, without independent verification thereof. EAC acknowledges that it is a condition precedent to the funding of the Facility that (a) all written information (other than forward looking information, information of a general economic or industry-specific nature and projections of future financial performance) concerning Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of EAC or Company or their affiliates is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, when considered as a whole, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made, and (b) all projections that have been or are hereafter made available by or on behalf of EAC or Company or their subsidiaries are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by EAC to be reasonable at the time such projections were prepared; it being recognized by Elm Park that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results.

Sharing Information; Absence of Fiduciary Relationship

You acknowledge that Elm Park or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

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November 28, 2012

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and Elm Park, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Elm Park or one or more of its affiliates has advised or is advising you on other matters, (b) Elm Park, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Elm Park, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Elm Park or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that Elm Park does not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against Elm Park for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Elm Park shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. For the avoidance of doubt, the provisions of this paragraph apply only to the transactions contemplated by this Commitment Letter and the relationships and duties created in connection with the transactions contemplated by this Commitment Letter.

Elm Park and its affiliates agree to use information received by them in connection with the Acquisition and the Transactions (including any information obtained by them based on a review of the books and records of you, Newco, the Target, the Company or any of their respective subsidiaries or affiliates) solely for the purposes of providing the services that are the subject of this Commitment Letter.

Governing Law, Etc.

This Commitment Letter and the Term Sheet, the rights of the parties hereto or thereto with respect to all matters arising hereunder or related hereto, and any and all claims, controversies or disputes arising hereunder or related hereto shall be governed by, and construed in accordance with, the law of the State of New York. Each of the parties hereto agrees that all claims, controversies, or disputes arising hereunder or hereto shall be tried and litigated only in the state courts, and to the extent permitted by applicable law, federal courts located in New York, New York (and appellate courts therefrom) and each of the parties hereto submits to the exclusive jurisdiction and venue of such courts relative to any such claim, controversy or dispute.

Waiver of Jury Trial

To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in respect of to any claim, controversy, or dispute (whether based in contract, tort, or otherwise) arising out of or relating to this letter or the Transactions contemplated hereby or the actions of Elm Park or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter or the Transactions contemplated hereby or the actions of Elm Park or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter.

Empeiria Acquisition Corporation

November 28, 2012

Patriot Act

Elm Park hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Elm Park may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow Elm Park to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. You agree to cause Company to provide Elm Park, prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Counterparts; Electronic Execution

This Commitment Letter (together with the Term Sheet) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect to the subject matter hereof, and may not be amended or modified except in writing signed by the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this letter by telefacsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this letter. This Commitment Letter shall not be assignable by you without the prior written consent of Elm Park or by us without your prior written consent (any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. In the event that this Commitment Letter is terminated or expires, the Costs and Expenses, Fees and Deposit, Indemnification, Confidentiality, Exclusivity and Break-up Fees, Sharing Information; Absence of Fiduciary Relationship; Governing Law, Etc., Waiver of Jury Trial provisions hereof shall survive such termination or expiration. Anything contained herein to the contrary notwithstanding, the obligations of EAC under and (except with respect to events or circumstances occurring prior to the initial funding of the Facility) the indemnification and reimbursement provisions of this Commitment Letter, shall terminate at the time of the initial funding of the Facility (other than those obligations described in the Trust Waiver provisions below).

Nothing contained herein shall limit or preclude Elm Park or any of its affiliates from carrying on any business with, providing other financial services to, or from participating in any capacity, including as an equity investor, in any entity or person whatsoever, including, without limitation, any competitor, supplier or customer of you, the seller(s) of the stock of the Company, or the Company, or any of your or their respective affiliates, or any other entity or person that may have interests different than or adverse to such entities or persons. Neither Elm Park nor any of its affiliates has assumed or will assume an advisory, agency, or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether Elm Park or any of its affiliates has advised or is currently advising you or your affiliates on other matters).

Trust Waiver

Reference is made to the final prospectus of EAC dated June 15, 2011 (File No. 333-172629) (the “Prospectus”). Elm Park acknowledges that it has read the Prospectus and understands that EAC has established a trust account containing the proceeds of its initial public offering (“IPO”) and certain additional proceeds (collectively with the initial principal and interest accrued from time to time thereon, the “Trust Account”), initially in an amount of $61,200,000 for the benefit of holders of the securities issued in EAC’s IPO (the “Public Stockholders”) and certain parties (including the underwriters of the IPO) and the monies in the Trust Account, including any proceeds therefrom, may only be distributed as

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November 28, 2012

provided in the Prospectus. For and in consideration of EAC agreeing to enter into this Commitment Letter, Elm Park hereby agrees that, notwithstanding any provisions contained in this Commitment Letter (including those adjacent to the Costs and Expenses and Exclusivity and Break Up Fees headings), Elm Park does not now have, and shall not at any time have, any right, title, interest or claim of any kind in or to any monies in the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship among Elm Park, on the one hand, and EAC, on the other hand, this Commitment Letter, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to as the “Trust Claims”). Notwithstanding any other provision contained in this Commitment Letter, Elm Park hereby irrevocably waive any Trust Claims they may have, now or in the future, and will not seek recourse against, the Trust Account for any reason whatsoever in respect thereof. In the event that Elm Park commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to EAC, which proceeding seeks, in whole or in part, relief against the Trust Account or the Public Stockholders, whether in the form of money damages or injunctive relief, EAC shall be entitled to recover from Elm Park the associated legal fees and costs in connection with any such action, in the event EAC prevails in such action or proceeding. Elm Park agrees and acknowledges that such irrevocable waiver is material to this Commitment Letter and specifically relied upon by EAC to induce it to enter in this Commitment Letter, and Elm Park and EAC further intend and understand such waiver to be valid, binding and enforceable under applicable law.

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This Commitment Letter shall expire at 5:00 p.m. (New York time) on November 28, 2012, unless prior thereto Elm Park has received a copy of this Commitment Letter signed by EAC, together with the Deposit as set forth in this Commitment Letter (wiring instructions attached). In the event the initial funding under the Facility does not occur on or prior to December 14, 2012 (the “Closing Date”) then Elm Park’s commitment to provide the Facility shall automatically expire on such date. If you elect to deliver your signed counterpart of this Commitment Letter by telecopier or other electronic transmission, please arrange for the executed original to follow by next-day courier.

Very truly yours,

ELM PARK CREDIT OPPORTUNITIES FUND, L.P.

By:	/s/ Charles Winograd
Name: Charles Winograd Title: Authorized Signatory

ELM PARK CREDIT OPPORTUNITIES FUND (CANADA), L.P.

By:	/s/ Charles Winograd
Name: Charles Winograd Title: Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

ACCEPTED AND AGREED TO

this 28th day of November, 2012

EMPEIRIA ACQUISITION CORPORATION, as EAC

By:	/s/ Alan B. Menkes
	Name:	Alan B. Menkes
	Title:	Chief Executive Officer

IDE ACQUISITION CO., LLC, as Newco

By:	/s/ Alan B. Menkes
	Name:	Alan B. Menkes
	Title:	President

ACCEPTED AND AGREED TO (SOLELY WITH RESPECT TO THE PARAGRAPH UNDER THE “COSTS AND EXPENSES” HEADING), the following Representatives:

/s/ Alan B. Menkes
	Name:	Alan B. Menkes

/s/ Michael Dion
	Name:	Michael Dion

/s/ Keith Oster
	Name:	Keith Oster

/s/ James N. Mills
	Name:	James N. Mills

/s/ Barry Brigman
	Name:	Barry Brigman

[SIGNATURE PAGE TO COMMITMENT LETTER]

ACKNOWLEDGED AND ACCEPTED this 28th day of November, 2012

INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, INC.

By:	/s/ Steve D. Cope
	Name:	Steve D. Cope
	Title:	CEO

INTEGRATED DRILLING EQUIPMENT, LLC,

By:	/s/ Steve D. Cope
	Name:	Steve D. Cope
	Title:	CEO

[SIGNATURE PAGE TO COMMITMENT LETTER]

WIRING INSTRUCTIONS

12

ANNEX A

SOURCES AND USES

ANNEX C

Indemnification Provisions

Capitalized terms used herein shall have the meanings ascribed to them in the commitment letter, dated November 28, 2012 (the “Commitment Letter”) to which Empeiria Acquisition Corporation, a Delaware corporation and IDE Acquisition Co., LLC, a Delaware limited liability company (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) on the one hand, and Elm Park Credit Opportunities Fund, L.P., a Delaware limited partnership (“Elm Park U.S.”) and Elm Park Credit Opportunities Fund (Canada) L.P., an Ontario limited partnership (“Elm Park Canada”; together with Elm Park U.S., collectively, “Elm Park”), on the other hand, are parties.

To the fullest extent permitted by applicable law, each Indemnifying Party agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, and liabilities and any reasonable and documented costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all reasonable and documented legal or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or other similar action (including, without limitation, the reasonable and documented costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, and liabilities, and reasonable and documented costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), to the extent directly or indirectly caused by, relating to, based upon, arising out of or in connection with (a) the Transaction, (b) the Commitment Letter or the Facility, or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by or on behalf of any Indemnifying Party or Company, or any of their subsidiaries or affiliates in connection with the Transaction or the Commitment Letter; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its affiliates, (ii) disputes among Indemnified Parties to the extent such disputes do not arise from any act or omissions of you or any of your affiliates or (iii) material breaches by any Indemnified Party or its affiliates of their obligations under the Commitment Letter (such claims, collectively the “Indemnified Claims”).

These Indemnification Provisions shall be in addition to any liability which any Indemnifying Party may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Parties with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties from their respective obligations hereunder. Elm Park, on behalf of the Indemnified Persons, shall have the right to retain one counsel of its choice to represent the Indemnified Persons, and the Indemnifying Parties shall pay the reasonable and documented fees, expenses, and disbursements of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Parties and any separate counsel designated by the Indemnifying Parties. The Indemnifying Parties shall be liable for any settlement of any claims against any of the Indemnified Persons made with the written consent of the Indemnifying Parties (except to the extent that such claims do not constitute Indemnified Claims), which consent shall not be unreasonably withheld. Without the prior written consent of Elm Park, the Indemnifying Parties shall not settle or compromise any claim against any Indemnified Party or consent to the entry of any judgment in respect thereof.

Neither expiration nor termination of Elm Park’s commitments under the Commitment Letter or funding or repayment of the loans under the Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect.

TERM SHEET

This Term Sheet is part of the commitment letter, dated November 28, 2012 (the “Commitment Letter”), addressed to Empeiria Acquisition Corporation, a Delaware corporation (“EAC”) by Elm Park Credit Opportunities Fund, L.P., a Delaware limited partnership (“Elm Park U.S.”) and Elm Park Credit Opportunities Fund (Canada), L.P., an Ontario limited partnership (“Elm Park Canada”; together with Elm Park U.S., collectively, “Elm Park”) and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrowers:	Integrated Drilling Equipment Company Holdings, Inc., a Delaware corporation and Integrated Drilling Equipment, LLC, a Texas limited liability company (collectively the “Borrowers”).

Guarantors:	EAC (“Parent”) and all of Parent’s present and future wholly-owned subsidiaries (other than Borrowers) (the “Guarantors”); provided, that subsidiaries that are controlled foreign corporations (each a “CFC”) will not be required to be Loan Parties if to do so could reasonably be expected to result in adverse tax consequences to Parent and its subsidiaries. Such Guarantors, together with Borrowers, each a “Loan Party” and collectively, the “Loan Parties”).

Lenders and Agent:	Elm Park U.S., Elm Park Canada, and one or more other investments funds managed by Elm Park Capital Management, LLC, a Delaware limited liability company (“Elm Park Capital Management”) and/or their affiliates and participants (the “Lenders”). Elm Park Capital Management shall be the sole agent for the Lenders (in such capacity, the “Agent”).

Facility:	A second priority secured credit facility (the “Facility”) in a maximum credit amount (“Maximum Credit Amount”) of $20,000,000. Under the Facility, Lenders will provide Borrowers with a term loan (the “Term Loan”).

Second Priority Term Loan:

On the Closing Date, Lenders will provide Borrowers the Term Loan in an amount equal to $20,000,000 minus the amount of the Original Issue Discount set forth in the Fee Letter.

Commencing on the last day of the first full fiscal quarter after the Closing Date (the “First Payment Date”), the Term Loan will be repayable, on a quarterly basis, in an amount equal to $150,000.

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Commencing on the first anniversary of the First Payment

Date, the Term Loan will be repayable, on a quarterly basis, in an amount equal to $300,000.

Any amount remaining unpaid (inclusive of the PIK Amount
(as hereinafter defined) shall be due and payable in full on the
Maturity Date.

Optional Prepayment:	The Term Loan may be prepaid in full or in part, upon 5 business days prior written notice and in minimum amounts (to be mutually agreed upon). All such optional prepayments of the Term Loan shall be applied to the installments due in respect thereof in the inverse order of their maturity and together with the applicable Prepayment Premium set forth in the Fee Letter.

Mandatory Prepayments:

The Facility will be required to be prepaid as follows (unless such amounts are otherwise required to be used to prepay the credit facility evidenced by that certain Revolving Credit, Term Loan and Security Agreement, dated as of October 31, 2011, among Borrowers and certain of their affiliates as borrowers, the lenders party thereto, and PNC Bank, National Association, as agent for the lenders, as amended, restated, supplemented, replaced, or otherwise modified from time to time (the “Amended PNC Facility”), and to the extent accompanied by a permanent reduction of the revolving commitments):

(a) in an amount equal to 50% of Parent’s consolidated excess cash flow (to be defined in a manner mutually acceptable to Newco and Agent, but in any event to include (unless there is an equivalent definition in the Amended PNC Facility that does not include such deduction) deductions for permitted capital expenditures, Permitted Acquisitions, and amounts used to pay earnouts and similar payments in connection with any Permitted Acquisition) for the fiscal year of the Borrowers ending December 31, 2013 and thereafter, less, at the option of the Borrower, the amount of any voluntary prepayments of the Term Loan or the revolving loans under the Amended PNC Facility (to the extent accompanied by a permanent reduction of the revolving commitments) made prior to the payment date;

(b) in an amount equal to 100% of the net cash proceeds of asset dispositions (except for dispositions resulting from casualty losses or condemnations and subject to exceptions to the extent mutually agreed upon, including exceptions for asset sales below a threshold amount and dispositions of inventory and worn out or obsolete

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property and property no longer useful in the Borrower’s or Guarantor’s business), provided that such proceeds may be reinvested within a 180 day period subject to customary reinvestment provisions;

(c) in an amount equal to 100% of the net cash proceeds of any debt issued by Parent or its subsidiaries (other than certain permitted debt);

(d) in an amount equal to 100% of the net cash proceeds of any equity issuance by Parent (other than equity issuances by Parent (i) to EAC, (ii) to directors, management and other employees pursuant to employee incentive plans approved by the board of directors of Parent, and (iii) to the extent the proceeds are used to finance Permitted Acquisitions);

(e) in an amount equal to 100% of the net cash proceeds of casualty insurance and condemnation receipts received by Parent or its subsidiaries; provided that such proceeds may be reinvested within a 180 day period subject to customary reinvestment provisions; and

(f) in amount equal to 100% of the net proceeds of extraordinary receipts (the definition thereof, to be mutually agreed upon).

All such mandatory prepayments of the Term Loan shall be applied to the installments due in respect thereof in the inverse order of their maturity and with respect to any mandatory prepayment pursuant to (b), (c), or (d) above, shall be accompanied by the applicable Prepayment Premium (to the extent required by the terms set forth in the Fee Letter).

Use of Proceeds:	To (i) finance a portion of the consideration payable in connection with the consummation of the Acquisition, (ii) refinance certain of Borrowers’ existing indebtedness, (iii) fund fees and expenses associated with the Facility and the Transactions, and (iv) finance the ongoing general corporate needs of Borrowers, including Permitted Acquisitions.

Fees, Interest Rates, and Warrants:	As set forth on Annex A-I and in the Fee Letter.

Term:	4 years from the Closing Date (“Maturity Date”).

Collateral:	A second priority perfected security interest (a) in substantially all of the Loan Parties’ now owned and hereafter acquired property and assets and all proceeds and products thereof, subject to permitted liens (to be mutually agreeable to by Agent and Newco), and (b) in all of the stock

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(or other ownership interests in) of each Loan Party (other than Parent) and all proceeds and products thereof; provided, that only 65% of the stock of (or other ownership interests in) CFCs will be required to be pledged if the pledge of a greater percentage would result in material adverse tax consequences; provided, that the Collateral shall be consistent with the Collateral that secures the credit facility evidenced by that certain Revolving Credit, Term Loan and Security Agreement, dated as of October 31, 2011, among Borrowers and certain of their affiliates as borrowers, the lenders party thereto, and PNC Bank, National Association, as agent for the lenders (as amended, restated, supplemented, or otherwise modified or replaced from time to time on or prior to the date hereof, the “Existing PNC Facility”); provided further, that (a) to the extent any lien otherwise required hereunder is not perfected by the Closing Date after your use of commercially reasonable efforts to do so (other than by (i) the filing of Uniform Commercial Code financing statements, (ii) the filing of intellectual property security agreements for intellectual property that is registered as of the Closing Date, and (iii) the delivery of stock certificates), such perfection actions shall not constitute a condition precedent to the availability of the Facility on the Closing Date but shall be required to be provided within 90 days after the Closing Date pursuant to arrangements to be mutually agreed upon (this proviso being referred to as the “Certain Funds Provision”).

Representations and Warranties:	The credit agreement governing the Facility will include representations and warranties, which representations and warranties shall be based upon the representations and warranties contained in the Existing PNC Facility, with such changes thereto as Agent may reasonable request, and any amendments to the Existing PNC Facility that Agent elects to include.

Affirmative Covenants:	The credit agreement governing the Facility will include affirmative covenants, which affirmative covenants shall be based upon the affirmative covenants contained in the Existing PNC Agreement, with such changes thereto as Agent may reasonable request, and any amendments to the Existing PNC Facility that Agent elects to include.

Negative Covenants:	The credit agreement governing the Facility will include negative covenants, which negative covenants shall be based upon the negative covenants contained in the Existing PNC Agreement (except that the dollar “baskets” will be sized with cushions of at least 10% above the corresponding dollar thresholds in the Existing PNC Facility), with such changes thereto as Agent may reasonable request, and any amendments to the Existing PNC Facility that Agent elects to include.

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Financial Covenants:

Parent and its subsidiaries, on a consolidated basis, shall be required to maintain minimum levels of EBITDA, a minimum Fixed Charge Coverage Ratio, a maximum Total Leverage Ratio, and will be subject to a limitation on annual capital expenditures (with a 50% carryforward to the immediately succeeding fiscal year) and such other financial covenants as are included in the Amended PNC Facility. In addition, Borrowers will be required to comply with any minimum liquidity test required by the Amended PNC Facility.

“EBITDA” shall be defined in a manner reasonably agreed upon by Agent and Newco, and will include, without duplication, to the extent included in the Amended PNC Facility, add-backs (and corresponding deductions to the extent applicable), subject to limitations on the amounts of certain of the following items to be mutually agreed upon by Agent and Newco:

(a)	interest, taxes, depreciation and amortization,

(b)	any impairment charge or asset write-off and the amortization of intangibles,

(c)	non-cash gains/charges,

(d)	extraordinary, unusual or non-recurring items in an amount not to exceed an amount to be mutually agreed upon by Agent and Newco,

(e)	losses/gains on sales or dispositions of assets outside the ordinary course of business in an amount not to exceed an amount to be mutually agreed upon by Agent and Newco,

(f)	the costs and expenses incurred in connection with the Transactions and any amendments or modifications to the Loan Documents and costs and expenses incurred in connection with the consummation of any transaction (or any transaction proposed but not consummated) permitted under the Loan Documents (including Permitted Acquisitions), in an amount not to exceed an amount to be mutually agreed upon by Agent and Newco,

(g)	earn out obligations incurred in connection with any Permitted Acquisition, in an amount not to exceed an amount to be mutually agreed upon by Agent and Newco,

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(h)	net gains/losses in the fair market value of any hedge arrangements, and

(i)	severance costs and restructuring charges, including costs and expenses related to openings or closures of facilities, in an amount not to exceed an amount to be mutually agreed upon by Agent and Newco.

Notwithstanding the foregoing, EBITDA for the quarters ending on the dates set forth below shall be deemed for all purposes of the Loan Documents to be the amount set forth below opposite such quarter:

Quarter	EBITDA
March 31, 2012	$2,285,237
June 30, 2012	$4,221,906
September 30, 2012	$8,481,163

“Fixed Charges” to be defined in a manner agreed upon by Agent and Newco, but in any event to be limited to the following types of charges: (i) cash interest expense, (ii) capital expenditures (other than capital expenditures that are financed with proceeds of debt for borrowed money (other than the Term Loans), equity or asset sales), (iii) cash dividends paid by or repurchases or redemptions of stock by the Parent, (iv) scheduled principal payments in respect of indebtedness that are required to be paid during such period, and
(v) taxes paid in cash.

“Fixed Charge Coverage Ratio” means, as of any date of
determination, the result of (a) the amount of Parent’s consolidated
EBITDA for the 12 month period ended as of such date to (b) the amount of Parent’s Fixed Charges for the 12 month period ended as of such date.

The foregoing to the contrary, it being understood that the
calculation of the Fixed Charge Coverage Ratio shall in any event be consistent with the definition thereof set forth in the documents for the Amended PNC Facility.

“Total Leverage Ratio” means, as of any date of determination the result of (a) the amount of Parent’s Funded

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Indebtedness as of such date, to (b) Parent’s and its subsidiaries’ consolidated EBITDA for the 12 month period ended as of such date.

“Funded Indebtedness” means, as of any date of determination, all indebtedness for borrowed money or letters of credit of Parent, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of determination, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent or its subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its subsidiaries, the indebtedness under the Amended PNC Facility, the Facility, and the amount of their capitalized lease obligations.

Events of Default:	The credit agreement governing the Facility will include events of default, which events of default shall be based upon the negative covenants contained in the Existing PNC Agreement (except that the dollar “baskets” will be sized with cushions of at least 10% above the corresponding dollar thresholds in the Existing PNC Facility), with such changes thereto as Agent may reasonable request, and any amendments to the Existing PNC Facility that Agent elects to include.

Conditions Precedent to Closing:	The conditions precedent set forth on Annex B-I.

Conditions Subsequent to Closing:	The credit agreement governing the Facility will include customary post-closing requirements, including without limitation, requirements regarding the delivery of landlord waivers, control agreements, and insurance certificates, endorsements and policies.

Assignments:	Each Lender shall be permitted to assign its rights and obligations under the Loan Documents, or any part thereof, to any person or entity with the consent of Agent and, unless an event of default has occurred and is continuing, the Borrowers. Subject to customary voting limitations, each Lender shall be permitted to sell participations in such rights and obligations, or any part thereof to any person or entity without the consent of Borrowers.

Governing Law and Forum:	State of New York

Counsel to Agent:	Paul Hastings LLP

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Annex A-I

Interest Rates

Interest Rate Options	Borrowers may elect that the loans bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) the LIBOR Rate plus the Applicable Margin.

As used herein:

The “Base Rate” means the greatest of (a) 4.00 percent per annum, (b) the federal funds rate plus 1/2%, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (d) the rate of interest publicly quoted, from time to time, by the Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if the Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent.

The “LIBOR Rate” means the greater of (a) 3.00 percent per annum, and (b) the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources in good faith as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 business days prior to the commencement of the requested interest period, for a term and in an amount comparable to the interest period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers, which determination shall be conclusive in the absence of manifest error. The LIBOR Rate shall be available for interest periods of 1, 2, or 3 months or, if agreed to by the Agent, 9 or 12 months.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or

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LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the most recent Total Leverage Ratio calculation delivered to Agent (the “Total Leverage Ratio Calculation”); provided, that for the period from the Closing Date through the date Agent receives the Total Leverage Ratio Calculation in respect of the testing period ending December 31, 2012, the Applicable Margin shall be at the margin in the row styled “Level II”:

Level	Total Leverage Ratio Calculation	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	If the Total Leverage Ratio is less than or equal to 2.00:1.00	7.00 percentage points	8.00 percentage points
II	If the Total Leverage Ratio is greater than 2.00:1.00	8.00 percentage points	9.00 percentage points

PIK Interest	In addition to any and all other interest, all obligations that have been charged to the account Agent maintains on its books in the name of each Borrower (the “Loan Account”) (inclusive of any the amount of all interest accrued with respect to the obligations that has been paid-in-kind by being added to the balance thereof (the “PIK Amount”)) shall bear additional interest on the daily balance thereof at a per annum rate of 2.00% which shall accrue with respect to the obligations from and after the Closing Date, and shall be paid in immediately available funds or paid-in-kind as Borrowers elect, in the sole and absolute discretion of Borrower, by being added to the principal balance of the obligations (inclusive of any PIK Amount theretofore so added) on the first day of each quarter from and including January 1, 2013 and thereafter. On the Maturity Date, any outstanding PIK Amount shall be due and payable without notice or demand.

Interest Payment Dates	In the case of loans bearing interest based upon the Base Rate (“Base Rate Loans”), monthly in arrears.

In the case of Loans bearing interest based upon the LIBOR Rate (“LIBOR Rate Loans”), on the last day of each relevant interest period.

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Default Rate	At any time when an event of default has occurred and is continuing and upon written election of Agent or if the Required Lenders (to be defined in the Loan Documents) so elect in writing, all amounts owing under the Facility that have been charged to the Loan Account shall bear interest at 2.0 percent per annum above the interest rate otherwise applicable thereto.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

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Annex A-II

Permitted Acquisitions

Borrowers may make acquisitions subject to the limitations and satisfaction of the conditions set forth in the Amended PNC Facility and the conditions set forth below:

(a) no default or event of default shall have occurred and be continuing or would result from the consummation of the proposed acquisition and the proposed acquisition is not hostile,

(b) Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that after giving effect to the proposed acquisition, Parent and its subsidiaries (i) would have been in compliance with the financial covenants for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed acquisition, and (ii) are projected to be in compliance with the financial covenants for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed acquisition,

(c) Borrowers have provided Agent with an investment memorandum and such other background information relative to the proposed acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the target, all prepared on a basis consistent with such target’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(d) immediately after giving effect to consummation of such proposed acquisition, Borrowers shall have a minimum availability under the Amended PNC Facility, plus unrestricted cash (subject only to liens securing the indebtedness in respect of the Amended PNC Facility and the Facility), in an aggregate amount that is not less than $5,000,000,

(e) the assets being acquired or the target whose stock is being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed acquisition,

(f) Borrowers have provided Agent with written notice of the proposed acquisition at least 15 business days prior to the anticipated closing date of the proposed acquisition and, not later than 5 business days prior to the anticipated closing date of the proposed acquisition, substantially final copies of the acquisition agreement and other material documents relative to the proposed acquisition,

(g) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its subsidiaries’ total assets), or the target, are useful in or engaged in, as applicable, the business of Parent and its subsidiaries or a business reasonably related thereto,

(h) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada or the target acquired is organized in a jurisdiction located within the United States or Canada,

(i) the subject assets or stock, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, the applicable Loan Party shall have provided such documents and instruments as reasonably requested by Agent to perfect Agent’s security interest therein, and in the case

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of an acquisition of stock, Borrowers or the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(j) the purchase consideration payable in respect of all permitted acquisitions (including the proposed acquisition and including deferred payment obligations) other than permitted acquisitions to the extent funded with equity or the proceeds of equity of Parent, shall not exceed $25,000,000 in the aggregate.

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Annex B-I

The availability of the Facility is subject to the satisfaction of each of the following conditions precedent:

(a) Delivery of (i) Loan Documents duly executed by the Loan Parties (or in the case of the lien intercreditor agreement, the agent representing the PNC Lenders) including without limitation a credit agreement, security agreements, pledge agreements, an intercompany subordination agreement, and a lien intercreditor agreement with the PNC Lenders, (ii) customary legal opinions, officers’ certificates (including without limitation solvency certificates), and resolutions for transactions of this type, and (iii) instruments necessary to perfect the Agent’s second priority (subject to permitted liens) security interest in the Collateral (subject to the Certain Funds Provision);

(b) Receipt of (i) a letter, in form and substance reasonably satisfactory to Agent, from PNC Bank, National Association (“Existing Lender”) addressed to Agent and Target in respect of the repayment of the term loan obligations of Borrowers to Existing Lender under the Existing PNC Facility, and (ii) such evidence as Agent shall require in respect of the repayment of all indebtedness for borrowed money of the Loan Parties (other than indebtedness in respect of the Existing PNC Facility) and the release of all liens securing any such other indebtedness or other release arrangements reasonably satisfactory to Agent;

(c) Receipt of (i) evidence of corporate authority and certificates of status (including certified copies of the governing documents) with respect to each Loan Party issued by the jurisdictions of organization of each Loan Party, in each case, in form and substance reasonably satisfactory to Agent, and (ii) certified copies of certain lease agreements and other material agreements;

(d) Completion of (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for the Loan Parties; provided, that Agent shall have requested from Borrowers the information required for such searches and background checks in writing at least five business days prior to the Closing Date, and (ii) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, the results of which are reasonably satisfactory to Agent;

(e) Not more than a number of EAC’s shares equal to ninety-two percent of the Offering Shares (as defined in EAC’s certificate of incorporation, as amended) shall have been validly tendered and not validly withdrawn prior to the expiration of the Tender Offer;

(f) One or more principals of EAC shall have purchased preferred shares (carrying no put options or mandatory redemption provisions that may be triggered prior to the date that is the six month anniversary of the maturity date of the Facility) of EAC which shall have generated net cash proceeds in an aggregate amount equal to at least $2,500,000;

(g) Borrowers shall have a minimum availability under the Amended PNC Facility, plus unrestricted cash (subject only to liens securing the indebtedness in respect of the Amended PNC Facility and the Facility), in an aggregate amount that is not less than $5,000,000;

(h) No proceeds of advances, loans or other extensions of credit made under the Existing PNC Facility or the Amended PNC Facility shall have been used to fund the Acquisition, the transactions contemplated by the Tender Offer or fees or expenses incurred in connection any of the foregoing;

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(i) The following transactions shall have occurred prior to or concurrently with the extension of credit under the Facility:

(i) Holders of no more than 5% of the aggregate outstanding common stock of the Target as of the Closing Date will have elected to exercise (and will not have withdrawn) dissenters’, appraisal or similar rights under Delaware law with respect to such shares;

(ii) The Acquisition shall have been consummated on the Closing Date in accordance with the terms and conditions of the Merger Agreement, as amended, waived, modified or consented to from time to time, but without giving effect to any amendments, waivers or consents by EAC or Newco that are materially adverse to the interests of the Lenders without the consent of the Agent, it being understood that any amendment to the Merger Agreement which changes the definition of Aggregate Merger Consideration shall be deemed to be material for the purposes of this clause (f)(ii); and

(iii) Agent shall have received (A) evidence that the merger certificate shall have been pre-cleared with the Secretary of State of Delaware, and (B) a copy of the merger certificate properly filed with the Secretary of State of Delaware (and reflecting the date stamp of such filing) evidencing that Newco shall have been merged with and into Parent, with Newco as the surviving entity.

(j) Receipt of all governmental and shareholder approvals (including without limitation Hart-Scott-Rodino clearance and other governmental approvals or consents) necessary in connection with the Transactions, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions; and

(k) No default or event of default under the Loan Documents shall have occurred or shall result from the making of the loans and other extension of credit by the Lenders; The representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the Closing Date.